Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Exchange-Traded Self-Indexed Fund Trust of our report dated October 27, 2022, relating to the financial statements and financial highlights, which appears in Invesco Bloomberg Pricing Power ETF’s (formerly known as Invesco Defensive Equity ETF) Annual Report on Form N-CSR for the year ended August 31, 2022. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 25, 2023